UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 ___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 15 2016

DARKSTAR VENTURES, INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-54649

Nevada	26-0299456
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 ELIEZRI STREET JERUSALEM ISRAEL	10022
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code: 972544592892

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 14, 2016, Darkstar Ventures, Inc. (the "Registrant"), filed its Annual Report on Form 10-K for its fiscal year ended July 31, 2016 disclosing that it was no longer a “shell” company. The Registrant further disclosed in the 10-K that on February 26, 2916, the Registrant filed a Definitive Information Statement on Schedule 14C for the purpose of increasing its authorized capital stock, disclosing that its reason to increase its capital stock was to facilitate our ability to raise capital in furtherance of our business plan. While we also disclosed that as of the date of filing the DEF14C, the Registrant had no present plans, agreements or understandings that may require the issuance of any of the newly-authorized common or preferred stock but that it was in the best interests of the Registrant and all our stockholders to have available authorized but unissued shares.

Since the filing of the DEF14C, the Registrant’s Board of Directors authorized the establishment of a new, wholly-owned Israeli subsidiary, Bengio Urban Renewals Ltd (“Bengio Urban”) to focus its limited resources in the area of real estate development, particularly focusing on the urban renewal market in Israel. To that end, in May 2016 prior to the end of its fiscal year ending on July 31, 2016, the Registrant raised $150,000 from the sale of restricted shares to investors to fund the new real estate development operations of Bengio Urban, which has hired employees and has signed three new agreements contracts with the current tenants of three separate buildings who have agreed to vacate so that the three properties can be redeveloped into new, modern “state-of-the-art” residential buildings. Based upon the foregoing, the Registrant no longer deems itself to be a shell company.

We believe, based upon the current real estate market in Israel, that urban renewal projects present an excellent opportunity for us to generate revenues and profits which we expect to realize during our 2017 fiscal year. The basis for our belief is that in several major Israeli cities, there is virtually no more room to grow. As a result, several municipal governments have allowed older buildings to be renovated, thereby giving their respective cities the opportunity to develop new apartments to be added to or replacing existing buildings.

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 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARKSTAR VENTURES, INC.

(a Nevada corporation)

/s/: Avraham Bengio
Name: Avraham Bengio
Title: Chief Executive Officer

November 15, 2016

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